Exhibit VII

Financial information

January–April 2014

(unaudited)

Nordic Investment Bank	Financial information January–April 2014

Table of contents

Key figures	3

Comments on NIB’s financial figures January–April 2014	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

16 June 2014

Nordic Investment Bank	Financial information January–April 2014

Key figures

(in EUR million unless otherwise specified)	Apr 2014*	Apr 2013*	Dec 2013
Net interest income	76	82	244
Profit/loss	79	70	217
Loans disbursed	270	615	1,922
Loans agreed	345	367	1,810
Loans outstanding	14,426	15,300	14,667
Guarantee commitments	—	—	—
New debt issues	1,786	2,707	4,080
Debts evidenced by certificates	18,677	21,416	18,421
Total assets	23,472	26,837	23,490
Equity/total assets (%)	12.4	10.2	12.1
Profit/average equity (%)	8.2	7.8	7.9
Number of employees (average during year)	186	183	183

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2014

Comments on NIB’s financial figures January–April 2014

During the first four months of the year, the global economic context overall has been mildly supportive, while the Nordic-Baltic economies showed no clear direction of improvement or deterioration.

Despite the cautious investment climate and muted demand for long-term corporate capital expenditure finance, NIB’s profit for January–April 2014 amounted to EUR 79 million, up by EUR 8 million on the same period a year ago. Profit increased on the basis of positive valuations on financial instruments and due to lower charges for loan impairments.

During the period, NIB continued to extend financing to projects in various sectors, including new loans for energy, transport, municipal infrastructure as well as industries and services. The amount of loans approved during the period totalled EUR 730 million. Loan disbursements took off slowly, reaching EUR 270 million. The Bank is, however, expecting that the volume of disbursements will pick up during the year.

The total amount of the new funding transactions issued by NIB in the first four months was EUR 1.8 billion, which accounts for approximately half of the year’s funding programme. In the beginning of April, NIB launched a new five-year global USD 1 billion benchmark transaction.

Forecasts for economic growth in advanced economies in 2014–2015 reflect the low level of longer-term interest rates. As in many other regions, idle production capacity and ample liquidity continue weighing on the demand for long-term investment and lending in most Nordic-Baltic economies. Tentative indications are that industrial investment activity may pick in Denmark and Sweden in the months ahead, but geopolitical risk still casts a large cloud over the near-term outlook.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–April 2014

Statement of comprehensive income

EUR 1,000

	Jan–Apr 2014*	Jan–Apr 2013*	Jan–Dec 2013
Interest income	126,174	137,491	404,179
Interest expense	-50,105	-55,464	-159,975
Net interest income	76,069	82,027	244,204

Commission income and fees received	3,386	3,825	10,199
Commission expense and fees paid	-1,160	-801	-2,454
Net profit/loss on financial operations	14,099	10,081	19,840
Foreign exchange gains and losses	-44	-117	-384
Operating income	92,351	95,014	271,404

Expenses
General administrative expenses	14,775	13,337	35,217
Depreciation	1,097	1,179	3,592
Impairment of loans	-2,224	10,199	15,385
Total expenses	13,648	24,715	54,194

PROFIT/LOSS FOR THE PERIOD	78,703	70,300	217,210

Total comprehensive income	78,703	70,300	217,210

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2014

Statement of financial position

EUR 1,000

		30 Apr 2014*	30 Apr 2013*	31 Dec 2013
ASSETS

Cash and cash equivalents		1,931,925	3,798,306	1,757,616
Financial placements
Placements with credit institutions		5,741	4,541	5,741
Debt securities		5,390,795	5,126,202	5,343,419
Other		23,198	19,867	24,247
		5,419,733	5,150,610	5,373,407
Loans outstanding		14,426,416	15,299,871	14,666,747
Intangible assets		5,275	4,342	5,111
Tangible assets, property and equipment		29,247	29,362	29,640

Other assets
Derivatives		1,374,339	2,246,733	1,308,990
Other assets		30,445	26,985	30,279
		1,404,784	2,273,718	1,339,269
Accrued interest and fees receivable		254,700	280,526	318,151
TOTAL ASSETS		23,472,080	26,836,735	23,489,941

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		272,019	1,434,972	372,402
Long-term amounts owed to credit institutions		—	5,500	—
		272,019	1,440,472	372,402

Debts evidenced by certificates
Debt securities issued		18,600,595	21,337,191	18,346,651
Other debt		76,068	79,185	73,906
		18,676,663	21,416,376	18,420,557

Other liabilities
Derivatives		1,428,611	1,029,952	1,615,146
Other liabilities		10,190	13,835	8,094
		1,438,801	1,043,787	1,623,240
Accrued interest and fees payable		175,007	200,123	242,855
Total liabilities		20,562,490	24,100,758	20,659,054

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	686,325	686,325
General Credit Risk Fund		1,275,041	1,112,831	1,112,831
Special Credit Risk Fund PIL		395,919	395,919	395,919
Appropriation to dividend payment		55,000	52,000	—
Profit/loss for the period		78,703	70,300	217,210
Total equity		2,909,590	2,735,977	2,830,887

TOTAL LIABILITIES AND EQUITY		23,472,080	26,836,735	23,489,941

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2014

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total

Equity at 31 December 2012	418,602	686,325	955,626	395,919	0	0	0	209,205	2,665,677
Appropriations between reserve funds			157,205			52,000		-209,205	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Comprehensive income for the period 1/1–30/4/2013								70,300	70,300

Equity at 30 April 2013	418,602	686,325	1,112,831	395,919	0	52,000	0	70,300	2,735,977
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-52,000			-52,000
Comprehensive income for the period 1/5–31/12/2013								146,911	146,911

Equity at 31 December 2013	418,602	686,325	1,112,831	395,919	0	0	0	217,210	2,830,887
Appropriations between reserve funds			162,210			55,000		-217,210	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment									0
Comprehensive income for the period 1/1–30/4/2014								78,703	78,703

Equity at 30 April 2014	418,602	686,325	1,275,041	395,919	0	55,000	0	78,703	2,909,590

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto

Nordic Investment Bank	Financial information January–April 2014

Cash flow statement

EUR 1,000

	Jan-Apr 2014*	Jan-Apr 2013*	Jan-Dec 2013
Cash flows from operating activities
Profit/loss from operating activities	78,703	70,300	217,210
Adjustments:
Unrealised gains/losses of financial assets held at fair value	-19,215	-10,825	-13,500
Depreciation and write-down in value of tangible and intangible assets	1,097	1,179	3,592
Change in accrued interest and fees (assets)	63,451	71,350	33,724
Change in accrued interest and fees (liabilities)	-67,848	-64,316	-21,584
Impairment of loans	-2,224	10,199	15,385
Adjustment to hedge accounting	465	-405	-2,294
Other adjustments to the period’s profit	1,178	1,135	-1,820
Adjustments, total	-23,096	8,316	13,503

Lending
Disbursements of loans	-269,761	-614,843	-1,921,755
Repayments of loans	519,785	416,867	1,818,766
Capitalisations, redenominations, index adjustments etc.	-31	-111	-686
Exchange rate adjustments	40,274	18,779	414,332
Lending, total	290,267	-179,307	310,656

Cash flows from operating activities, total	345,874	-100,692	541,369
Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,364,357	-752,172	-2,437,468
Sold and matured debt securities	1,337,660	885,428	2,310,584
Placements with credit institutions	—	-350	-1,550
Other financial placements	621	1,662	1,222
Exchange rate adjustments etc.	-68	-4,229	27,783
Placements and debt securities, total	-26,145	130,340	-99,429

Other items
Acquisition of intangible assets	-549	-492	-2,440
Acquisition of tangible assets	-319	-89	-1,602
Change in other assets	2,915	1,157	172
Other items, total	2,047	576	-3,870

Cash flows from investing activities, total	-24,098	130,916	-103,300
Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	1,786,445	2,707,132	4,079,958
Redemptions	-1,729,730	-1,492,866	-3,776,926
Exchange rate adjustments	158,473	-154,208	-1,608,276
Debts evidenced by certificates, total	215,189	1,060,059	1,305,244

Other items
Long-term placements from credit institutions	—	-9,722	-15,222
Change in swap receivables	-96,192	94,813	638,041
Change in swap payables	-168,177	-40,327	459,022
Change in other liabilities	2,096	4,437	-1,304
Dividend paid	—	—	-52,000
Paid-in capital and reserves	—	—	—
Other items, total	-262,273	49,201	1,028,537

Cash flows from financing activities, total	-47,083	1,109,259	-276,706

CHANGE IN CASH AND CASH EQUIVALENTS, NET	274,693	1,139,483	161,363

Opening balance for cash and cash equivalents, net	1,385,213	1,223,851	1,223,851

Closing balance for cash and cash equivalents, net	1,659,906	2,363,334	1,385,213
Additional information to the statement of cash flows
Interest income received	189,626	208,840	437,903
Interest expense paid	-117,953	-119,779	-181,559

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2014

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int